Exhibit 99.1
THIRD LEASE MODIFICATION AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference the _17_ day of February, 2021,

BETWEEN:

5th & MAIN PARTNERSHIP

(the “Landlord”)

AND:

ZYMEWORKS INC.

(the “Tenant”)

WHEREAS:

A.By a lease dated January 25, 2019 (the “Original Lease”), between the Landlord and the Tenant, as modified and expanded by a letter agreement dated June 27, 2019 and by a Lease Expansion and Modification Agreement dated April 16, 2020, between the Landlord and the Tenant (collectively, the “Lease”), the Landlord demised and leased to the Tenant those certain premises (the “Existing Premises”) comprising a portion of the second (2nd) floor and the fifth (5th), sixth (6th), seventh (7th) and eighth (8th) floors of the Building having a civic address of 114 East 4th Avenue, Vancouver, British Columbia, as more particularly described in the Lease, upon the terms and conditions therein provided; and

B.The Landlord and Tenant have agreed to further expand the Existing Premises so as to include approximately 1,737 square feet of the west side of the second (2nd) floor of the Building, as shown on the plan attached hereto as Exhibit “A” (the “Additional Space”), upon the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements and other provisions herein contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

1.    DEFINED TERMS
1.1    Unless the context otherwise requires, capitalized terms which are used in this Agreement (including the Recitals) and not otherwise defined herein have the meanings given to them by the Lease.
2.    DEMISE OF ADDITIONAL SPACE
2.1    The Landlord demises and leases to the Tenant, and the Tenant leases and takes from the Landlord, the Additional Space for the Term under the Lease; provided, however, that it is understood and agreed that the Additional Space Commencement Date (as defined in Section 6.1) may occur after
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the Commencement Day in respect of the Existing Premises, and, similarly, the Additional Space Possession Date (as defined in Section 6.1) may occur after the Scheduled Possession Date or actual date of delivery of possession in respect of the Existing Premises pursuant to the Lease, but such inconsistency of dates will not extend the term of the lease of the Additional Space beyond the expiry of the Term otherwise provided under the Lease, but, rather the term of the lease of the Additional Space shall expire upon the expiry of the Term of the lease of the Existing Premises.
2.2    Subject to the terms and conditions of this Agreement, the Landlord and Tenant acknowledge and agree that, from and after the date hereof, the Lease will be modified to include the Additional Space for the Term (subject to the proviso set forth in Section 2.1 above) and, except for the payment of Basic Rent as set forth in Section 3.1 below) and as otherwise expressly modified or provided for under this Agreement, all of the provisions of the Lease will apply to the Additional Space as they do to the Existing Premises (including, but not limited to, the Tenant’s obligation to pay all Additional Rent payable pursuant to the Lease in respect of the Additional Space) during the Term and, as applicable, all extensions and renewals thereof; and all references in the Lease to the “Premises” will from and after the date hereof, but subject to the terms and conditions of this Agreement, include the Existing Premises and the Additional Space; and the Lease (and, in particular, the reference to the Rentable Area of the Premises in the Lease Summary of the Original Lease) shall be deemed to be amended accordingly to reflect all premises comprising the Premises. Furthermore, as of the Additional Space Commencement Date, the Tenant’s Proportionate Share shall increase accordingly to reflect the inclusion of the Additional Space as part of the Premises under the Lease.
2.3    The Landlord and the Tenant agree that the Lease is hereby further modified by adding Exhibit “A” attached hereto to the Original Lease as part of Schedule A2 attached thereto.
3.    BASIC RENT PAYABLE FOR ADDITIONAL SPACE
3.1    During the Term of the Lease, commencing as of the Additional Space Commencement Date, in addition to the Basic Rent payable by the Tenant in respect of the Existing Premises and all Additional Rent payable in respect of the entire Premises (as expanded pursuant to this Agreement) pursuant to the Lease, the Tenant covenants and agrees to pay to the Landlord, or as the Landlord may direct in writing, in lawful money of Canada, without any set-off, compensation, or deduction whatsoever except as otherwise expressly set out in the Lease, on the days and at the times hereinafter specified, Basic Rent in respect of the Additional Space in the amounts as set out below:
(a)    Years of Term 1 - 3: Thirty-Seven Dollars and Fifty Cents ($37.50) per square foot of the area of the Additional Space per annum in equal monthly installments in advance on the first (1st) day of each calendar month;
(b)    Years of Term 4 - 7: Thirty-Nine Dollars ($39.00) per square foot of the area of the Additional Space per annum in equal monthly installments in advance on the first (1st) day of each calendar month; and
(c)    Years of Term 8 - 10: Forty-Three Dollars and Fifty Cents ($43.50) per square foot of the area of the Additional Space per annum in equal monthly installments in advance on the first (1st) day of each calendar month;
and the parties agree that the Lease (and, in particular, the reference to Basic Rent in the Lease Summary of the Original Lease) is hereby deemed to be amended accordingly to include the Basic Rent set forth above in respect of the Additional Space as part of the Basic Rent payable under the Lease.

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For greater certainty, the parties agree that the area of the Additional Space is approximately 1,737 square feet, and that such area shall be included as part of the Rentable Area Of the Premises for the purposes of the calculation of the Tenant’s Proportionate Share pursuant to the Lease. The actual area of the Additional Space shall be updated by the Landlord according to a measurement conducted in accordance with Article 2.51 of the Original Lease, and such determination shall be final and binding on the parties hereto.
4.    TENANT IMPROVEMENT ALLOWANCE
4.1    In determining the amount of the Tenant Allowance under Section 3 of Schedule E of the Original Lease, the Landlord shall include the increase in the Rentable Area Of The Premises resulting from expansion of the Existing Premises to include the Additional Space; provided, however, that notwithstanding anything to the contrary in the Lease, the timing of the payment of that portion of the Tenant Allowance applicable to the Additional Space will be treated separate and apart from the Tenant Allowance payable in respect of the Existing Premises such that the Landlord will not be required to pay the portion of the Tenant Allowance applicable to the Additional Space unless and until the Tenant has taken possession of the Additional Space and completed all of the Tenant’s Work in respect thereof and otherwise following satisfaction of each and every term and condition set forth in Section 3.2 of Schedule E of the Original Lease as the same relate to the Additional Space.
5.    USE OF ADDITIONAL SPACE
5.1    The Tenant shall use the Additional Space only for office and storage purposes that are auxiliary in nature to the Tenant’s laboratory on the sixth (6th) floor of the Building and otherwise subject to the terms and conditions of the Lease. The Tenant shall complete an operations letter as required by the City of Vancouver confirming such use prior to its use of the Additional Space for such purposes. For greater certainty, the Tenant will confirm, as and when required from time to time, in an operations letter addressed to the City of Vancouver that its use of the Additional Space is auxiliary to the Tenant’s laboratory on the sixth (6th) floor of the Building.
6.    FIXTURING PERIOD
6.1    The Tenant will be granted access to the Additional Space for a period of eight (8) months (the “Additional Space Fixturing Period”), commencing on that date (the “Additional Space Possession Date”) which is five (5) Business Days after the Landlord has received, to its satisfaction, the Development Permit Minor Amendment (the “DPMA”) from the City of Vancouver in regards to the relocation of the gymnasium facilities within the Building from the Additional Space to alternate premises acceptable to the Landlord and the related work associated therewith to carry out all of the Tenant’s Work in respect of the Additional Space. All of the Tenant’s Work in respect of the Additional Space shall be completed at the cost and expense of the Tenant and otherwise in accordance with the terms of the Lease, mutatis mutandis, except as otherwise expressly provided herein. Notwithstanding anything to the contrary herein or in the Lease, the Tenant’s failure to complete the Tenant’s Work in respect of the Additional Space during the Additional Space Fixturing Period shall not delay the commencement of the Tenant’s obligation to pay Basic Rent or any Additional Rent in respect of the Additional Space as and from the Additional Space Commencement Date. For greater certainty, the “Additional Space Commencement Date” shall mean that date which is the day immediately following the expiry of the Additional Space Fixturing Period.

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6.2    During the Additional Space Fixturing Period, the Tenant shall construct or cause to be constructed and completed the Tenant’s Work in respect thereof in a good and workmanlike manner and in accordance with the plans and specifications approved by the Landlord, acting reasonably. The Tenant shall not commence construction of any Tenant’s Work in respect of the Additional Space until all plans and specifications for the Tenant’s Work are approved by the Landlord, such approval not to be unreasonably withheld or delayed, and the Tenant has obtained all necessary permits for the Tenant’s Work under all Applicable Laws.
6.3    During the Additional Space Fixturing Period and during any period of time prior to the Additional Space Commencement Date in which the Tenant is permitted by the Landlord to have occupancy of the Premises, whether exclusively or in common with the Landlord, its contractors, sub-contractors or employees, the Tenant shall be bound by all the provisions of the Lease except the Tenant shall not, during the Additional Space Fixturing Period, be required to pay: (i) Basic Rent, (ii) Leased Area Expenses, or (iii) the Tenant’s Proportionate Share of the Common Area Expenses, in respect of the Additional Space. However, notwithstanding the foregoing, the Tenant shall, during the Additional Space Fixturing Period, be obligated to pay for all utilities consumed at the Additional Space and the costs of all garbage and recycling removal and disposal from the Additional Space. Furthermore, should the Tenant occupy and conduct business within the Additional Space at any time during the Additional Space Fixturing Period, then the Tenant will be obligated to pay for all costs associated with the Tenant’s use of the Additional Space including, without limitation, hydro costs, after-hours HVAC costs and the costs of janitorial service within the Additional Space.
6.4    The Tenant or its contractors or agents shall not be entitled to possession of the Additional Space whether to commence the Tenant’s Work in respect thereof or for any other reason unless or until:
(i)    the Subject Condition set forth in Section 8 below has been satisfied;
(ii)    there is not then any Event of Default by the Tenant under the Lease;
(iii)    the Landlord notifies the Tenant that the Landlord has approved the Tenant’s plans and specifications for the Tenant’s Work in respect of the Additional Space, and the Additional Space Fixturing Period has commenced; and
(iv)    the Tenant and its contractors have provided the Landlord with certificates of insurance verifying it has complied with the insurance requirements under the Lease.
6.5    For greater clarity and notwithstanding anything to the contrary in this Lease, the Additional Space shall be delivered to the Tenant on an “as is, where is” basis in accordance with Section 7 below.
6.6    The terms and conditions of this Section 6 shall replace and supersede the terms and conditions of Section 4 of Schedule E of the Original Lease only insofar as the Additional Space is concerned.
7.    ACCEPTANCE OF ADDITIONAL 2ND FLOOR EXPANSION SPACE
7.1    The Tenant agrees that it has entered into this Agreement on the express understanding that the Additional Space is being leased to the Tenant on an “as is, where is” basis, notwithstanding anything in the Lease to the contrary. For greater certainty, the Landlord’s Work described under the Lease in respect of the Existing Premises shall not apply to the Additional Space. All work to the Additional Space shall be performed at the sole cost and expense of the Tenant in accordance with the terms of this Agreement and the Lease.

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8.    SUBJECT CONDITION
8.1    The terms and conditions of this Agreement and the demise and lease of the Additional Space to the Tenant are subject to the fulfilment and performance the following condition precedent (the “Subject Condition”), which is for the exclusive benefit of the Landlord and must be acknowledged or waived in writing, in whole or in part, by the Landlord on or before June 1, 2021 (the “Subjection Condition Removal Date”):
(a)    the Landlord shall have received the DPMA permit from the City of Vancouver, upon term and conditions satisfactory to the Landlord, in its sole and absolute discretion, regarding the work required in connection with the relocation of the gymnasium facilities to such alternate premises.
Unless the foregoing Subject Condition is fulfilled (or waived in writing by the Landlord) on or before the Subject Condition Removal Date (or such other date as the Landlord may agree upon in writing), this Agreement shall be deemed null and void and of no further force or effect and, in such event, each of the parties hereto shall have no claim against the Landlord under this Agreement, but rather the Lease shall remain in full force and effect and binding between the Landlord and the Tenant, and the Additional Space will not form part of the Premises demised and leased to the Tenant pursuant to the Lease.
9.    EFFECT ON LEASE
9.1    Subject to the terms and conditions of this Agreement and, in particular, subject to the satisfaction or waiver of the Subject Condition on or before the Subject Removal Date, this Agreement is expressly made a part of the Lease to the same extent as if incorporated therein, mutatis mutandis, and the parties agree that all agreements, covenants, conditions, and provisos contained in the Lease, except as modified or otherwise provided herein, shall be and remain unaltered and in full force and effect during the Term with respect to the Premises and shall apply to the Additional Space. The Landlord and the Tenant acknowledge and agree to perform and observe, respectively, the obligations of the Landlord and the Tenant under the Lease as modified hereby. The Landlord and the Tenant hereby confirm and ratify the Lease as hereby modified.
10.    COSTS
10.1    The Landlord and the Tenant agree that they shall bear their own costs and expenses in relation to the drafting, review and execution of this Agreement.
11.    GENERAL
11.1    Time is of the essence hereof.
11.2    It is understood and agreed that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Agreement, whether express or implied, collateral or otherwise, either oral or written, except for those set forth in this Agreement.
11.3    This Agreement may be executed by personal delivery, facsimile transmission, or scanned PDF by email and in counterparts with the same effect as if all parties to this Agreement had signed the same document, and all counterparts will be construed together and constitute one and the same.

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IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.
5TH & MAIN PARTNERSHIP            ZYMEWORKS INC.

Per:    /s/ Judy Leung                    Per:    /s/ Neil A. Klompas
    Authorized Signatory                    Authorized Signatory
    Print Name: Judy Leung                Print Name: Neil A. Klompas

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